ASSET ALLOCATION ADMINISTRATION AGREEMENT

   THIS AGREEMENT is made as of August 4, 2004 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the State of New York (the "Administrative Agent"), and Pioneer Ibbotson Asset Allocation Series (the "Fund") and each series thereof (each a "Subfund").

   WHEREAS, the Fund has appointed Brown Brothers Harriman & Co. as its custodian and administrator under Custodian Agreement and an Administration and Accounting Agreement dated as of July 1, 2001 and August 2, 2004, respectively, each as amended from time to time.

   WHEREAS, the Fund's sub-investment adviser (the "Adviser") invests the assets of each Subfund among certain pre-selected target investment funds as identified from time to time in Proper Instructions (as defined in Section 7(b) hereof) to the Administrative Agent from the Adviser (the "Target Funds") according to allocations established by the Adviser;

   WHEREAS, the Fund desires that the Administrative Agent provide various limited administrative services for the purpose of allocating from time to time un-invested cash deposited in the each Subfund among the Target Funds and making changes to the respective allocations of the Target Funds in accordance with Proper Instructions from the Adviser (the "Services"), as further described below, and the Administrative Agent is willing to provide such Services to the Fund.

   NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

   1. Appointment of Administrative Agent. The Fund hereby appoints the Administrative Agent to act on the terms set forth in this Agreement, and the Administrative Agent accepts such appointment.

   2. Delivery of Allocation Instructions to the Administrative Agent. The Fund or its Adviser will by Proper Instruction provide the investment allocation percentage among the various Target Funds (the "Allocation Formula"), which will change from time to time as determined by the Adviser. The Administrative Agent will utilize the Allocation Formula to calculate the amount of un-invested cash of the Fund in US Dollars (the "Allocation Amount") on any business day for subsequent investment in each of the Target Funds. The Administrative Agent will calculate the Allocation Amount on each Fund business day unless otherwise instructed by Proper Instructions to only calculate the Allocation Amount on any business day on which the aggregate amount of such un-invested cash exceeds an amount as provided in such Proper Instructions (the "Cash Threshold Amount"). In the absence of the Administrative Agent's receipt of such Proper Instruction from the Fund or the Adviser in respect of any implementation or modification of the Cash Threshold Amount, the Allocation Formula or the Target Funds, the Administrative Agent will adhere to the Cash Threshold Amount, if any, the Allocation Formula and the Target Funds as provided in the most recent Proper Instructions.

   3. Description of Services. The Administrative Agent will perform the following Services on behalf of the Fund:

   On any business day in which the un-invested cash on deposit in the Fund exceeds the Cash Threshold Amount, the Administrative Agent will utilize the Allocation Formula to calculate the Allocation Amount to be invested in each Target Fund as instructed by the most recent Proper Instructions, and to invest all such cash in excess of the Cash Threshold Amount in Administrative Agent's custody from time to time. From time to time, the Administrative Agent shall purchase and/or redeem shares of Target Funds pursuant to Proper Instructions of the Adviser so that the resulting portfolio of a Subfund corresponds to a specified Allocation Formula. As the Administrative Agent is not an investment adviser to the Fund and as such, does not accept responsibility for the investment risks and decisions associated with such allocations and investments by the Fund, a person so authorized on behalf of Adviser in accordance with the Custodian Agreement shall confirm all such Allocation Amounts and investments in writing (by non-facsimile only) to the Administrative Agent and in advance of order execution by the Administrative Agent in each Target Fund (each a "Confirmation"). Upon receipt of a Confirmation from the Adviser, the Administrative Agent may conclusively rely upon such Confirmation and shall, as instructed herein, execute such orders on behalf of the Fund in accordance with such Confirmation.

   4. Expenses and Compensation. For the Allocation Services to be rendered and the facilities to be furnished by the Administrative Agent as provided for in this Agreement, the Fund shall pay the Administrative Agent for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Investment Manager and the Administrative Agent. Each Fund shall pay to or reimburse the Administrative Agent any reasonable and necessary out-of-pocket expenses of the Administrative Agent based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Fund and the Administrative Agent. The foregoing fees and disbursements shall be billed to the Fund by the Administrative Agent and shall be paid promptly by wire transfer or other appropriate means to the Administrative Agent.

   5. Standard of Care. The Administrative Agent shall exercise reasonable care and diligence in the performance of its obligations under this Agreement, but shall not be held accountable or liable for any losses or damages the Fund, any Subfund or any shareholder or former shareholder thereof, the Adviser or any other person may suffer or incur arising from or based upon errors or delays in the determination of such Allocations resulting from any event beyond the reasonable control of the Administrative Agent unless such error or delay was due to the Administrative Agent's negligence or reckless or willful misconduct in determination of such Allocation Amount as provided in Section 3 hereof. (The parties hereto acknowledge, however, that the Administrative Agent's causing an error or delay in the determination of any Allocation does not in and of itself, constitute negligence or reckless or willful misconduct.) The Trust on behalf of each Fund shall review the services performed by the Administrator under this Agreement periodically, and shall timely and promptly notify the Administrator of any improper performance, discrepancy or error that comes to the attention of an officer of the Trust. In no event shall the Administrative Agent be liable or responsible to the Fund, any Subfund, any present or former shareholder thereof, the Adviser or any other person for the composition of the Allocation Formula itself. In no event shall the aggregate liability ("Aggregate Liability") of the Administrative Agent hereunder during any calendar year throughout the term of this Agreement exceed the total fees paid by the Company to BBH during such calendar year. The Fund and the Administrative Agent agree that any amount which the Administrative Agent may agree to pay in response to a claim by the Fund for recovery of losses, costs, damages or expenses resulting from the Administrative Agent's provision of the Services herein described shall be applied to the calculation of the Aggregate Liability whether or not the Administrative Agent acknowledges liability therefore under this Section 5.

   Without limiting the foregoing, the Administrative Agent shall not be held accountable or liable to the Fund, any Subfund, any shareholder or former shareholder thereof, the Investment Manager or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from
(i) the acts or omissions of any third party including the Adviser, (ii) the accuracy or completeness of any order executed by the Administrative Agent in conformity with a Confirmation, (iii) delays in receiving a Confirmation from the Adviser, or (iv) the non-receipt of such Confirmation from the Adviser. The Fund further agrees that it or its agents shall be responsible for (i) ensuring that all Confirmations accurately reflect the allocations and investments in the Target Funds as set forth in the most recent Proper Instructions hereto, (ii) ensuring that Confirmations are remitted to the Administrative Agent in accordance with time deadlines provided by it, and (iii) promptly advising the Administrative Agent in the event that the Allocation Formula, the Cash Threshold Amount or the Target Funds change at any time.

   6. Limitation of Liability.

      (a) In no event shall the Administrative Agent be responsible for providing investment management or advice under this Agreement, nor shall the Administrative Agent be liable for the investment management and advice undertaken by the Adviser hereunder.

      (b) The Fund agrees that the Services provided hereunder are intended to provide notional investment allocation records only. The Fund and the Adviser will consider such notional records among other factors in the Fund's investment strategy and asset allocation. The calculations and records maintained hereunder by the Administrative Agent for the Fund shall be used by it in conjunction with the Fund's and its Adviser's own records and research. The Adviser's own records and research shall be considered as the definitive records upon which it bases investment and asset allocation in connection with the Fund or any Subfund thereof.

      (c) The Administrative Agent shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers, beyond the Administrative Agent's reasonable control. In the event of equipment failures beyond the Administrative Agent's reasonable control, the Administrative Agent shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. The Administrative Agent shall maintain reasonably effective business continuity and disaster recovery plans. The Administrative Agent shall also incur no liability under this Agreement if the Administrative Agent or any agent or entity utilized by the Administrative Agent shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its reasonable control, including but not limited to (x) any Sovereign Risk, or (y) any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency, or (z) any provision of any order or judgment of any court of competent jurisdiction. A "Sovereign Risk" shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event similar in nature and beyond the Administrative Agent's reasonable control.

      (d) The Administrative Agent shall in no event be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction. The Fund hereby agrees to indemnify the Administrative Agent against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of the Administrative Agent in the performance of such obligations and duties.

      (e) Without limiting the generality of any of the foregoing provisions, in no event shall the Administrative Agent be liable for any taxes, penalties, costs, charges or fees imposed on the Fund in connection with the services hereunder.

      (f) The Administrative Agent shall have no responsibility or liability under this Agreement to the Adviser, the Fund, any Subfund or any shareholder thereof to ensure that the Fund, any Subfund satisfies any regulatory requirements or any restrictions or limitations in the Fund's prospectus with respect to the Allocation Services hereunder.

   7. Reliance by the Administrative Agent on Proper Instructions and Opinions of Counsel and Opinions of Certified Public Accountants.

      (a) The Administrative Agent shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon instructions or upon any other written notice, request, direction, instruction, certificate or other instrument reasonably believed by it to be genuine and signed or authorized by the proper party or parties. This clause shall survive any termination of this Agreement.

      (b) Proper Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as it shall have from time to time authorized. Those persons authorized to give instructions may be identified by name, title or position. Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered instructions if the Administrative Agent reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved.

      With respect to telefax transmissions, the Fund hereby acknowledges that
(i) receipt of legible instructions cannot be assured, (ii) the Administrative Agent cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrative Agent shall not be responsible for losses or expenses incurred through actions taken in reasonable reliance on such telefax instructions. The Fund agrees that such telefax instructions shall be conclusive evidence of the Adviser's instruction to the Administrative Agent to act or to omit to act, provided that the Administrative Agent shall exercise reasonable care in the conduct of actions or omissions taken pursuant to such instructions.

      Instructions given orally will be confirmed by written instructions in the manner set forth above, including by telefax, but the lack of such confirmation shall in no way affect any action taken by the Administrative Agent in reliance upon such oral instructions. The Fund authorizes the Administrative Agent to tape record any and all telephonic or other oral instructions given to the Administrative Agent by or on behalf of the Fund or the Adviser (including any of its officers, Directors, employees or agents or any person or entity which is authorized to give instructions on behalf of the Fund or the Adviser to the Administrative Agent.) The Fund agrees to solicit valid written or other consent from any of its employees to the extent such consent is required by applicable law.

      (c) The Administrative Agent may consult with the Fund's counsel in any case where so doing appears to the Administrative Agent to be necessary or desirable. The Administrative Agent shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting reasonably upon the advice of the Fund's counsel, provided that the Administrative Agent shall exercise reasonable care in the conduct of actions or omissions taken pursuant to such advice.

      (d) The Administrative Agent may consult with a certified public accountant or the Fund's Treasurer in any case where so doing appears to the Administrative Agent to be necessary or desirable. The Administrative Agent shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting reasonably upon the advice of such certified public accountant or of the Fund's Treasurer, provided that the Administrative Agent shall exercise reasonable care in the conduct of actions or omissions taken pursuant to such advice.

   8. Termination of Agreement.

      (a) This Agreement shall continue in full force and effect until terminated by the Administrative Agent or the Fund by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than seventy-five (75) calendar days after the date of such delivery or mailing. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder. The Administrative Agent shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

      Notwithstanding anything in the foregoing provisions of this clause, if it appears impracticable in the circumstances to effect an orderly delivery of the necessary and appropriate records of the Administrative Agent to a successor within the time specified in the notice of termination as aforesaid, the Administrative Agent and the Fund agree that this Agreement shall remain in full force and effect for such reasonable period as may be required to complete necessary arrangements with a successor.

      (b) If a party hereto shall fail to perform its duties and obligations hereunder (a "Defaulting Party") resulting in material loss to another party (the "Non-Defaulting Party"), the Non-Defaulting Party may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) calendar days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) calendar days' written notice of such termination to the Defaulting Party. If the Administrative Agent is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of the Administrative Agent with respect to payment for services performed prior to such termination or rights of the Administrative Agent to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

      (c) This Section 8 shall survive any termination of this Agreement, whether for cause or not for cause.

   9. Amendment of this Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

      In connection with the operation of this Agreement, the Fund and the Administrative Agent may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. No interpretive or additional provisions made as provided in the proceeding sentence shall be deemed to be an amendment of this Agreement.

      In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

      The section headings and the use of defined terms in the singular or plural tenses in this Agreement are for the convenience of the parties and in no way alter, amend, limit or restrict the contractual obligations of the parties set forth in this Agreement.

   10. GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN.

   11. Notices. Notices and other writings delivered or mailed postage prepaid to the Fund at Attention: President, with a copy to Dorothy E. Bourassa, Secretary, or to such other address as the Fund may have designated to the Administrative Agent in writing, or to the Administrative Agent at 140 Broadway, New York, NY 10005, Attention: FX Treasury, or to such other address as the Administrative Agent may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

   12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Investment Manager and the Administrative Agent and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.

   13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to constitute only one instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.

   14. Exclusivity. The services furnished by the Administrative Agent hereunder are not to be deemed exclusive, and the Administrative Agent shall be free to furnish similar services to others.

   15. Authorization. The Fund hereby represents and warrants that the execution and delivery of this Agreement have been authorized by its constitutional documents and its Board of Trustees.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.


BROWN BROTHERS HARRIMAN & CO.                  Pioneer Ibbotson Asset Allocation
                                               Series on behalf of each
                                               series thereof


By:    /s/ James R. Kent                       By:    /s/ Osbert Hood
       ----------------------                         -------------------------
Name:  James R. Kent                                  Name:    Osbert Hood
Title: Managing Director                       Title: Executive Vice President